UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (date of earliest event reported):

March 24, 2004

ASCENDANT SOLUTIONS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-27945	75-2900905
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

16250 Dallas Parkway, Suite 102, Dallas, Texas	75248
(Address of principal executive offices)	(Zip Code)

(972) 250-0945

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Item 2. Acquisition or Disposition of Assets.

As previously disclosed in a Form 8-K filed on November 13, 2003, Ascendant Solutions, Inc. (the “Company”) and Park Pharmacy Corporation Inc., a Colorado corporation (“Seller”), jointly filed a First Amended Plan of Reorganization under Chapter 11 of the United States Bankruptcy Code Proposed by the Seller and the Company (“Joint Plan”) and an Amended Disclosure Statement in Support of First Amended Plan of Reorganization of the Seller under Chapter 11 of the U.S. Bankruptcy Code Proposed by the Seller and the Company (the “Disclosure Statement”).

As previously disclosed in a Form 8-K filed on December 11, 2003, the Company, through its wholly-owned subsidiary Dougherty’s Holdings, Inc. (“DHI”), entered into an Asset Purchase Agreement (the “Agreement”) with Park Pharmacy Corporation Inc., a Colorado corporation (“Seller”).

As previously disclosed in a Form 8-K filed on December 31, 2003, the Disclosure Statement was approved by the United States Bankruptcy Court for the Northern District of Texas, Dallas Division (“Bankruptcy Court”), on December 11, 2003. On December 11th, the Bankruptcy Court also approved a Joint Motion: (A) for Approval of Bid Procedures in the Event of Competing Bids, (B) Payment of Termination Fee and (C) Approval of Deposit Agreement (“Joint Bid Procedures Motion”) which was jointly filed by the Company and Seller on November 13, 2003. The Disclosure Statement (as amended and filed on December 22, 2003), the Joint Plan (as amended and filed on December 22, 2003) and ballots for creditors entitled to vote for the Joint Plan were mailed on December 23, 2003. The Joint Plan incorporated and approved the purchase of substantially all of the assets (“Assets”) by the Company pursuant to the Agreement.

On March 24, 2004, the Company, through its wholly-owned subsidiary Dougherty’s Holdings, Inc. (“DHI”), completed the acquisition of the Assets of Seller pursuant to the Joint Plan and the Agreement. The Seller had been operating as a debtor in possession since December 2, 2002. The Assets purchased include all of the cash and certain other assets of the Seller and all equity interests of the following entities (each wholly-owned by Seller): (i) Dougherty’s Pharmacy, Inc., (ii) Park Operating GP, LLC, (iii) Park LP Holdings, Inc., (iv) Park-Medicine Man GP LLC (v) Park Infusion Services, L.P., and (vi) Park-Medicine Man, L.P. The Company acquired the Assets by investing, through DHI, an aggregate of approximately $1.5 million in cash, funded out of the Company’s working capital, and the assumption by DHI of approximately $6.3 million in debt of Park Pharmacy.

In connection with the acquisition of the Assets, DHI entered into a new credit facility with Bank of Texas, the prior lender to Park Pharmacy Corporation. This new facility provides for three notes, aggregating approximately $5.5 million. Each note bears interest at six percent and matures in three years. Although DHI has committed to use commercially reasonable efforts to locate a replacement lender as soon as possible, DHI is obligated to make monthly payments (consisting of both interest and principal payments, as applicable) to the bank of approximately $56,000. The new credit facility is secured by substantially all of the assets of DHI, including the stock of its operating subsidiaries.

In connection with the acquisition of the Assets, DHI entered into a three year supply agreement with AmerisourceBergen Drug Corporation pursuant to which DHI and its newly acquired indirect subsidiaries agreed to purchase prescription and over-the-counter pharmaceuticals from AmerisourceBergen through March 2007. This supply agreement will also provide DHI with pricing and credit terms that are improved from those previously provided by AmerisourceBergen to Park Pharmacy. In exchange for these improved terms, DHI has agreed to acquire 85% of its prescription pharmaceuticals and substantially all of its generic pharmaceutical products from AmerisourceBergen and agreed to minimum monthly purchases of $900,000 of all products in order to obtain new favorable pricing terms. AmerisourceBergen was a creditor of the operating non-debtor subsidiaries and, in connection with the Chapter 11 bankruptcy proceeding, AmerisourceBergen agreed to accept a cash payment of approximately $1.1 million in cash and a promissory note in the amount of approximately $750,000 payable by DHI to AmerisourceBergen over a period of five years, using a 15-year amortization schedule and an interest rate of six percent with the last payment being a balloon payment of the outstanding principal and accrued but unpaid interest.

Both the new credit facility with the Bank of Texas and the loan with AmerisourceBergen provides for prepayment discounts in the event that these loans are retired prior to maturity.

The Seller, through the acquired subsidiaries, provided health services through retail pharmacies and infusion therapy/specialty pharmacy services units. Based in Dallas, Texas, Park Pharmacy operated Dougherty’s Pharmacy, Inc. in Dallas, a specialty compounding pharmacy, and three specialty pharmacies in the area between Houston and the Gulf of Mexico coast under the name “Medicine Man.” Three infusion therapy/specialty pharmacy services operated under the name “Park Infusion Services” are located in Dallas, San Antonio and Houston. The Company, through DHI, intends to continue operating the acquired specialty pharmacies and infusion therapy/specialty pharmacy services units.

For the twelve months ended December 31, 2002 and 2003, the Assets generated revenue of approximately $43.8 million and approximately $38.9 million, respectively.

Item 7. Financial Statements and Exhibits

(a)	Financial statements of business acquired

The financial information required by this Item 7 will be filed not later than 60 days after the date that the initial report on Form 8-K must be filed.

(b)	Pro forma financial information

The financial information required by this Item 7 will be filed not later than 60 days after the date that the initial report on Form 8-K must be filed.

(c)	Exhibits

2.1  Asset Purchase Agreement between Dougherty’s Holdings, Inc. and Park Pharmacy Corporation dated December 9, 2003 (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed December 11, 2003)

2.2  First Amendment to the Asset Purchase Agreement between Dougherty’s Holdings, Inc. and Park Pharmacy Corporation dated February 27, 2004 (filed herewith)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASCENDANT SOLUTIONS, INC.

Dated: March 29, 2004	By:	/s/ DAVID E. BOWE
David E. Bowe
Chief Executive Officer, President and
Chief Financial Officer

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